Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EARLE M. JORGENSEN COMPANY

Earle M. Jorgensen Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1. In accordance with the provisions of Sections 242 and 245 of the Act, this amendment and restatement of the Certificate of Incorporation of the Earle M. Jorgensen Company has been duly adopted by the sole stockholder of this Corporation by written consent in accordance with Sections 228(a) of the Act, and by the Board of Directors acting at a meeting by unanimous vote approving a resolution setting forth the Amended and Restated Certificate of Incorporation, declaring its adoption advisable and submitting it to the sole stockholder entitled to vote in respect thereof for its consideration. The original name the corporation was incorporated under was The EMJ Company. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 1975.

2. This amendment and restatement amends and restates this Corporation’s Certificate of Incorporation to read in its entirety as follows:

Section 1. The name of the Corporation is the Earle M. Jorgensen Company (hereinafter the “Corporation”).

Section 2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

Section 3. The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which a corporation may be organized under the Act.

Section 4.

(a) The total number of shares of stock which the Corporation shall have the authority to issue is eighty million (80,000,000) shares of common stock, each having a par value of one tenth of a cent ($0.001) (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, each having a par value of one tenth of a cent ($0.001) (“Preferred Stock”). No share shall be issued until it has been paid for, and all shares, when and as issued, shall thereafter be nonassessable.

(b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

(i) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any other class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

(ii) Subject to the provisions of law and any preferences of any Preferred Stock or any other class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board or Directors may deem advisable.

(iii) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

(c) The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Act, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respect from time to time before issuing the shares any terms, rights, restrictions and qualification of the shares.

Section 5. The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws of the Corporation (the “Bylaws”), and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled and directors may be removed as provided in the Bylaws.

Section 6. All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

Section 7. The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by ballot, unless the Bylaws of the Corporation provide otherwise.

Section 8. The stockholders of the Corporation shall not be entitled to preemptive rights to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of capital stock of the Corporation, or any options or warrants to purchase shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

Section 9. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. Except as otherwise provided by this Amended and Restated Certificate of Incorporation or the Act, if a quorum is present, the affirmative vote of a majority of the shares entitled to vote on the subject matter (and present in person or represented by proxy at the meeting) other than the election of directors, shall be the act of the stockholders. Directors shall be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors.

Section 10. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 10 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceeding of meetings are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section.

Section 11. The Corporation shall, to the fullest extent permitted by the provisions of the Act, as now or hereafter in effect, indemnify all persons whom it may indemnify under such provisions. The indemnification provided by this Section shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled whether as a matter of law, under the Bylaws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise.

Section 12. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Act, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Act. Any repeal or modification of this Section 12 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Section 13. The Corporation shall not be governed by Section 203 of the Act.

Section 14. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation in any manner now or hereafter prescribed or permitted by the Act and does further authorize at any time prior to the filing of such amendment with the Delaware Secretary of State, notwithstanding authorization of the proposed amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

Section 15. The Board of Directors shall have the power without the assent or vote of the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws, except to the extent that the Bylaws or the Amended and Restated Certificate of Incorporation otherwise provide.

IN WITNESS WHEREOF, I, William S. Johnson, Vice President, Chief Financial Officer and Secretary of the Corporation, have executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation as of the 14th day of April, 2005, and DO HEREBY CERTIFY under the penalties of perjury that the facts stated in this Amended and Restated Certificate of Incorporation are true.

EARLE M. JORGENSEN COMPANY

By:	/s/ William S. Johnson
Name:	William S. Johnson
Title:	Vice President, Chief Financial Officer and Secretary

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